SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934, or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         COMMISSION FILE NUMBER 0-14752

                     CAPITAL SENIOR LIVING COMMUNITIES, L.P.
             (Exact name of registrant as specified in its charter)

                         14160 DALLAS PARKWAY, SUITE 300
                               DALLAS, TEXAS 75240
                                 (972) 770-5600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          BENEFICIAL UNIT CERTIFICATES
            (Title of each class of securities covered by this Form)

                                       N/A
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       [X]            Rule 12h-3(b)(1)(i)       [ ]
          Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(1)(ii)      [ ]
          Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(ii)      [ ]            Rule 12h-3(b)(2)(ii)      [ ]
                                                   Rule 15d-6                [ ]


         Approximate number of holders of record as of the certification or notice date: 0.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Capital Senior Living Communities, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Date:
         Date:    January 11, 2000       CAPITAL SENIOR LIVING COMMUNITIES, L.P.

                                         By: RETIREMENT LIVING COMMUNITIES, L.P.
                                             General Partner

                                             By:  CAPITAL RETIREMENT GROUP, INC.
                                                  General Partner

                                                  By:    /s/ James A. Stroud
                                                         -----------------------
                                                         James A. Stroud
                                                         Chief Operating Officer

                                                  By:    /s/ Jeffrey L. Beck
                                                         -----------------------
                                                         Jeffrey L. Beck
                                                         Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which all be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.